Exhibit 99.1




                          [HEALTHSOUTH GRAPHIC OMITTED]

Media Contact                                                   March 10, 2006
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Andy Brimmer, 205-410-2777

        HEALTHSOUTH CORPORATION ANNOUNCES COMPLETION OF RECAPITALIZATION
              TRANSACTIONS AND PREPAYMENT OF EXISTING INDEBTEDNESS

BIRMINGHAM, Ala., March 10 -- HealthSouth Corporation (OTC Pink Sheets: HLSH) announced today that it completed its previously announced plan to prepay substantially all of its existing indebtedness with proceeds from a series of recapitalization transactions. HealthSouth has entered into a credit agreement that provides up to $2.55 billion of senior secured financing with a consortium of financial institutions and an interim loan agreement that provides $1 billion of senior unsecured interim loans. HealthSouth used a portion of the proceeds of the loans under the senior credit facility, the proceeds of the interim loans and the proceeds of $400 million from its previously announced issuance and sale of 400,000 shares of 6.50% Series A Preferred Stock, completed on March 7, 2006, along with cash on hand, to prepay substantially all of its existing indebtedness and to pay fees and expenses related to such prepayment and the recapitalization transactions. The remainder of the proceeds and availability under the senior credit facilities are expected to be used for general corporate purposes. HealthSouth anticipates refinancing the $1 billion interim loans in the second quarter or third quarter of 2006 through an issuance of debt securities.

"This is another major step in HealthSouth's efforts to put our past behind us," said HealthSouth President and CEO Jay Grinney. "We are very encouraged by the strong support we have received through this process and believe this capital structure provides us with the flexibility necessary to manage our debt while implementing our plans for future growth."

HealthSouth Chief Financial Officer John Workman added, "The new capital structure is a significant step in strengthening our balance sheet. It allows us to better execute on key operational initiatives, address the changing regulatory environment, take advantage of the strong capital market conditions, and maximize pre-payable debt to allow for future de-leveraging."

As part of the recapitalization transactions, HealthSouth also announced today that it successfully completed its previously announced cash tender offers and related consent solicitations for $2.03 billion of outstanding senior notes and $319 million of outstanding senior subordinated notes. The tender offers expired at 5:00 p.m., New York City time, on March 9, 2006 (the "Expiration Time"). As of the Expiration Time, $1,996,842,000 in aggregate principal amount of senior notes, representing 98.4 % of the senior notes, and $288,964,000 in aggregate principal amount of senior subordinated notes, representing 90.5 % of the senior subordinated notes, were validly tendered for purchase and not withdrawn, and HealthSouth has accepted such notes for purchase. The aggregate purchase price, including accrued and unpaid interest and the consent payment, was approximately $2,530,331,119.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc., and Merrill Lynch & Co. were the co-lead arrangers and joint bookrunners for the $2.55 billion senior secured credit facilities and Merrill Lynch & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. were the co-lead arrangers and joint bookrunners for the $1 billion interim loans. Deutsche Bank Securities Inc., Goldman, Sachs & Co., and Wachovia Capital Markets, LLC were the co-managers for the senior secured credit facilities and the interim loans.

About HealthSouth
HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigation by the Department of Justice into HealthSouth's financial reporting and related activity calling into question the accuracy of the Company's previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth's management team; HealthSouth's ability to successfully refinance its existing indebtedness as it becomes due; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth's ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company's SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2004.

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